                                                                    EXHIBIT 10.7
                                                                    ------------



                                 August 9, 1999


Mr. Christopher Butler
83 Rice Road
Wayland, MA  01778



Dear Chris:

         On behalf of Servicesoft Technologies, Inc. (the "Company"), I am pleased to confirm our employment offer to you for the position of President and Chief Executive Officer. Your starting annual base salary, to be paid twice monthly, will be $200,000. You will also be eligible for an annual cash bonus of up to $100,000, which will be paid in quarterly installments based upon the achievement of quarterly goals to be established by the Board of Directors or its Compensation Committee. Your salary and cash bonus will be reviewed annually. Additionally, you will receive stock options or a restricted stock grant for 833,502 shares of the Company's Common Stock. The shares will have an exercise or a purchase price equal to $1.00 per share and will vest over four years in accordance with the attached vesting schedule.

         Should the Company be acquired at any time during your employment with the Company, vesting for any unvested options then held by you that would otherwise vest over the two year period following such acquisition will be accelerated to time of acquisition. In addition, if the Company is acquired prior to the first anniversary of your start date, you will receive prorated vesting for that period. Finally, if your employment is terminated without cause upon or within one year after an acquisition of the Company, all of your unvested options will be subject to accelerated vesting. You will also be eligible to participate in the Company's standard benefit programs, including medical, dental, group life, disability insurance, vacation and Company-paid holidays.

         To indicate you acceptance of this employment offer, please sign, date and return to my attention one copy of this offer letter by 5:00 p.m. on August 9, 1999. Please note that your written acceptance also confirms that your employment by the Company will not conflict with the terms of any employment, non-competition, confidentiality or similar agreements that you may have with any third parties. Also enclosed are two copies of our Confidentiality and Non-Competition Agreement; please review and sign this Agreement and bring both copies with you on your first day of work. Finally, please not that this letter does not constitute an employment contract; you retain the right to terminate your employment at any time and the Company retains a similar right.



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         I am confident that you will make a strong contribution to
Servicesoft's success and look forward to welcoming you onto our management team. Should you have any questions, please feel free to contact me at any time.



Sincerely,

/s/ Mark Skapinker
----------------------------
Mark Skapinker
Chairman of the Board



Agreed and accepted:

/s/ Christopher Butler
----------------------------
Christopher Butler


Date: 8-9-99
      ----------------------


cc:  Robert Davoli




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                                Vesting Schedule
                                ----------------


Vesting Date                                  Number of Option Shares That Vest
------------                                  ---------------------------------

August 9, 2000                                         208,375.5
November 9, 2000                                        52,093.875
February 9, 2001                                        52,093.875
May 9, 2001                                             52,093.875
August 9, 2001                                          52,093.875
November 9, 2001                                        52,093.875
February 9, 2002                                        52,093.875
May 9, 2002                                             52,093.875
August 9, 2002                                          52,093.875
November 9, 2002                                        52,093.875
February 9, 2003                                        52,093.875
May 9, 2003                                             52,093.875
August 9, 2003                                          52,093.875
